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                               SUB-MANAGEMENT AGREEMENT


          This AGREEMENT made as of this 2nd day of April, 1998, between BERGER ASSOCIATES, INC., a Delaware corporation ("Berger") and PERKINS, WOLF, MCDONNELL & COMPANY, a Delaware corporation ("PWM").

          WHEREAS, Berger has entered into an Investment Sub-Advisory Agreement (the "Subadvisory Agreement") with Fortis Advisers, Inc. (the "Manager") with respect to the Small Cap Value Series (the "Portfolio") of Fortis Series Fund, Inc. (the "Company"); and

          WHEREAS, PWM is engaged in the business of rendering investment advisory services and is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

          WHEREAS, Berger desires to delegate to PWM its duties and responsibilities for providing investment advisory services to the Portfolio, and PWM is willing to accept such delegation and to render such investment advisory services.

    NOW, THEREFORE, the parties agree as follows:

          1. DELEGATION. Pursuant to Section 9 of the Subadvisory Agreement, a copy of which is attached hereto as Exhibit 1, Berger hereby delegates to PWM all the duties and responsibilities required to be performed by Berger for the Portfolio pursuant to Section 2 of the Subadvisory Agreement except the placement of purchase and sale orders on behalf of the Portfolio. PWM hereby accepts such delegation and agrees to perform such duties and assume such responsibilities, subject to the oversight of Berger. No provision of this Agreement shall relieve Berger of its duties or responsibilities under the Subadvisory Agreement, and Berger shall appropriately oversee, monitor and evaluate PWM's performance of its duties and responsibilities under this Agreement.

          2.   FURTHER OBLIGATIONS.

          (a) In all matters relating to the performance of this Agreement, PWM shall act in conformity with the Company's Articles of Incorporation, the investment objectives, policies and restrictions for the applicable Portfolio set forth in the Company's then current prospectus and statement of additional information, such policies as the Company may from time to time establish and which have been furnished to PWM in writing, the provisions of the Internal Revenue Code (the Code) applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to time in effect, and with all applicable laws governing


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such Portfolio's operations and investments including without limitation the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), and rules adopted thereunder and applicable federal and state securities, and tax laws. The Company, the Manager and/or Berger may also place additional limitations on PWM's investment decisions by written notice to PWM. PWM will be subject to oversight by Berger and the Manager, provided, however, that such oversight shall not require prior approval of discretionary investment decisions made by PWM except as may be required by applicable law, the Portfolio's investment policies and restrictions and/or any limitations imposed on PWM by the Company, the Manager and/or Berger as set forth herein. Berger retains, and PWM acknowledges that the Manager has, the right to instruct PWM to effect any transaction necessary to ensure compliance with the Portfolio's investment policies and restrictions as well as the requirements of Subchapter M of the Internal Revenue Code and the provisions of Section 817(h) of the Internal Revenue Code and the regulations promulgated thereunder. In the event PWM's compliance with any amendment of the Portfolio's investment objectives, policies and restrictions or other limitations placed on PWM's investment decisions with respect to the Portfolio would interfere with the completion of any transaction commenced on behalf of the Portfolio prior to PWM's knowledge of such amendment, PWM may complete such transaction unless doing so would violate any applicable law, rule or regulation and, in such an event, PWM will not be responsible for any loss that may result from the completion of the transaction.

          (b) PWM shall provide timely reports to Berger on its activities under this Agreement as agreed on from time to time, and shall provide Berger with all information or documents that Berger may reasonably request in connection with this Agreement, including but not limited to:

               (1) Information required by Berger to satisfy its reporting obligations to the Manager and/or the Company arising from the Subadvisory Agreement;

               (2) Information required to determine PWM's compliance with Rule 17j-1 under the 1940 Act with respect to PWM's activities on behalf of the Portfolio;

               (3) Information required to determine compliance with Rule 10f-3 and Rule 17e-1 under the 1940 Act with respect to PWM's (or its affiliates') activities on behalf of the Portfolio;

               (4) Such other information with regard to its affairs as Berger may reasonably request.

          (c)  PWM shall maintain, keep current and accurate, and preserve


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all books and records with respect to the Portfolio as are required of it under the Advisers Act and the 1940 Act, in the manner provided by such Acts and the rules thereunder. PWM agrees that such records are the property of the Company, and following termination of this Agreement will be surrendered to the Company promptly upon request except to the extent that they are required to be retained by PWM under applicable law. Further, such records shall be open to inspection by the Company. PWM will also assure that the Company will have the same access as PWM has to records relating to the Portfolio that are held by relevant third parties. Such inspections will be at reasonable times during business hours and only upon reasonable notice of the Company's desire to make an inspection.

          (d) PWM will at all times comply in all material respects with the requirements imposed upon it by the Advisers Act, the 1940 Act, the Internal Revenue Code, state securities laws and all applicable rules and regulations thereunder as they relate to the services provided under this Agreement. PWM will immediately notify Berger if it becomes aware of the occurrence of any event that would disqualify PWM from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable law or regulation.

          (e) PWM agrees to advise Berger of any developments, such as the reassignment of a portfolio manager, that would require prospectus disclosure and to provide any necessary information related to such developments.

          (f) PWM has provided Berger with a copy of its most recent and complete Form ADV and will promptly furnish Berger with copies of any material amendments to such Form ADV.

          (g) If PWM's performance of its obligations under this Agreement takes place in the United Kingdom, PWM shall be and shall remain during the effectiveness of this Agreement, a member of the Investment Management Regulatory Organization, Ltd. ("IMRO") and thereby regulated in the conduct of Investment Business (as defined in IMRO's rules) by the IMRO. The Company and the Manager will be treated as a Non-Private Customer (as defined in IMRO's rules) of PWM.

          (h) PWM shall furnish Berger with a certificate, signed by a duly authorized officer of PWM that designates the officers or employees of PWM having authority to act for and on behalf of PWM in connection with this Agreement. PWM agrees that, until such time as Berger is otherwise informed in writing by a duly authorized officer of PWM, Berger shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by Berger in good faith to be given by an authorized representative of PWM.


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          3.   DISCRETIONARY ACTIONS.

          (a) PWM is hereby authorized, to the same extent Berger is authorized pursuant to Section 3.4 of the Subadvisory Agreement, to take the actions set forth in subsections (a), (b), and (d) of Section 3.4 of the Subadvisory Agreement, and generally, to perform any other act necessary to enable PWM to carry out its obligations under this Agreement.

          (b) PWM may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing PWM, Berger, the Manager or the Portfolio with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as PWM may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or as may otherwise be helpful to Berger, the Manager or the Portfolio, or in the discharge of PWM's overall responsibilities with respect to the other accounts for which it serves as an investment manager or investment adviser. PWM's acquisition of information, advice or assistance pursuant to this subsection shall be at PWM's own expense and shall not relieve PWM of any of its obligations under this Agreement.

          4.   DISCLOSURE OF INFORMATION AND CONFIDENTIALITY.

          (a) PWM, either during, or after the termination of, this Agreement, is authorized with respect to matters arising out of this Agreement to make any disclosures and/or participate in any conduct required by any applicable law, rule, regulation, self-regulating organization, investment exchange or any other body having regulatory or enforcement responsibility with respect to any investment business conducted by PWM on behalf of the Portfolio.

          (b) Subject to Section 4(a), PWM agrees that all information which has or will come into its possession or knowledge concerning the Portfolio or its investments in connection with this Agreement shall be held by PWM in confidence. PWM shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to the directors, officers or employees of PWM or its affiliated firms or Berger or of any third party appointed pursuant to this Agreement requiring such information and shall not disclose such information to any other person without the written consent of the Company; provided, however, that to the extent the investments for the Portfolio are similar to investments for other clients of PWM, PWM may disclose such investments without direct reference to the Portfolio. PWM may also include the name of the Portfolio in a representative client list.

          (c) PWM agrees that it shall not and its affiliates shall not refer to


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the Manager, the Company, the Portfolio, or other Fortis affiliates in any advertisement or other document without the Manager's prior consent, except as may be necessary in regulatory and other legal filings. PWM agrees that it will not unreasonably withhold permission to use its name or otherwise reference PWM in materials used to describe the Portfolio and/or the Company.

          5. COMPENSATION. Berger shall pay to PWM for its services under this Agreement a fee, payable in United States dollars, at an annual rate of .25 of 1% (25 basis points) of the Portfolio's first $50 million of average daily net assets and .225 of 1% (22 1/2 basis points) of the Portfolio's average daily net assets in excess of $50 million. This fee shall be computed based upon the average net asset values of all the issued and outstanding shares of the Portfolio as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective prospectus of the Portfolio, and shall be payable monthly as soon as practicable after the end of each month. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

          6. EXPENSES AND EXCLUDED EXPENSES. PWM shall pay all its own costs and expenses incurred in rendering the services required under this Agreement, including without limitation, the costs of a representative of PWM to attend one meeting per year of the Board of Directors of the Company. Notwithstanding any other provision hereof, it is expressly agreed that PWM shall not be responsible to pay any organizational, operational or business expenses of Berger or the Company including, without limitation, brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio.

          7. TERM, RENEWAL AND TERMINATION. This Agreement shall continue in full force and effect with respect to the Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Company.

          With respect to the Portfolio, this Agreement may be terminated at any time, without penalty, by vote of a majority of the directors of the Company, or by Berger, on not less than 60 days' written notice to PWM, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, voting


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separately from any other series of the Company.  This Agreement may be terminated by PWM at any time, without the payment of any penalty, on 90 days' written notice to Berger. This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act). This Agreement will also terminate in the event that the Subadvisory Agreement by and between Berger and the Manager is terminated. On the effective date of any termination of this Agreement or as close to such date as is reasonably possible, PWM shall provide Berger with a final report for the Portfolio.

          8.   LIMIT OF LIABILITY; INDEMNIFICATION.

          (a) None of PWM, its employees, officers, or directors will be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Manager, the Portfolio, its shareholders, Fortis Benefits Insurance Company contract owners or First Fortis Life Insurance Company contract owners in connection with the performance of their duties under this Agreement, except for loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

          (b) Berger shall indemnify PWM against all claims which may be made against PWM in connection with the exercise of the powers and discretion conferred upon it pursuant to this Agreement, except insofar as such claims are the result of the willful misfeasance, bad faith or gross negligence of PWM or any of its employees, officers or directors or its or their material breach of this Agreement or violation of applicable law. PWM shall indemnify Berger against all claims resulting from the willful misfeasance, bad faith or gross negligence of PWM or any of its employees, officers or directors or its or their material breach of this Agreement or violation of applicable law.

          (c) Neither party shall be held responsible for their non-performance of any of their obligations under this Agreement by reason of any cause beyond their control, including any breakdown or failure of transmission, communication or computer facilities, postal or other strikes or similar industrial action and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

          9. ACTIVITIES OF PWM. The investment advisory services provided by PWM hereunder are not exclusive, and PWM is free to render similar services to others so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of PWM to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar nature or a dissimilar nature.


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          10.  INDEPENDENT CONTRACTOR.  PWM shall for all purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Berger, the Manager, the Portfolio or the Company in any way, nor otherwise be deemed an agent of, partner or joint venturer with, Berger, the Portfolio or the Company.

          11. PERMISSIBLE INTERESTS. It is understood that directors, officers and shareholders of the Company are or may become interested in PWM as directors, officers and shareholders of PWM, that directors, officers, employees and shareholders of PWM are or may become similarly interested in the Company, and that PWM may become interested in the Company as a shareholder or otherwise.

          12. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid:

               (a)  To Berger at:

                    Berger Associates, Inc.
                    210 University Boulevard
                    Denver, Colorado  80206
                    Attention:  Kevin R. Fay

               (b)  To PWM at:

                    Perkins, Wolf, McDonnell & Company
                    53 W. Jackson Boulevard
                    Suite 818
                    Chicago, Illinois  60604
                    Attention:  President

               13. AMENDMENTS. This Agreement may be amended by the parties only in a written instrument signed by the parties to this Agreement and only if such amendment, if so required, is approved by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Company.

               14. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.


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               15.  MISCELLANEOUS.  This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.


          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              BERGER ASSOCIATES, INC.



                              By:  /s/ Gerard M. Lavin
                                   ------------------------------
                                   Gerard M. Lavin
                                   President

                              PERKINS, WOLF, MCDONNELL & COMPANY



                              By:  /s/ Robert H. Perkins
                                   ------------------------------
                                   Robert H. Perkins
                                   President


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